EXHIBIT 99.1

Jan. 30, 2002

UE-011570/UG-011571

Editor’s note: This news release outlines the position of the staff members of the Washington Utilities and Transportation Commission (WUTC). In this formal proceeding, staff operates independently of the three-member commission. Other parties, including the public, also will provide testimony. The WUTC will issue a signed, written order informing the public of its decision early this spring.

Regulatory staff propose Puget Sound Energy receive $42 million in interim-rate relief Public can comment at meeting on Feb. 21 in Olympia

OLYMPIA, Wash. – Due to uncertain energy and financial markets, regulatory staff today recommended Puget Sound Energy (PSE) receive a $42 million electric rate increase.

In testimony filed with the Washington Utilities and Transportation Commission (WUTC) today, staff members stated the 6.3 percent rate increase for residential and business customers should be granted to PSE. The staff said the rate hike should provide PSE with sufficient revenues to serve its customers, pay dividends and allow a cushion for the utility to meet any unexpected events. If approved by the WUTC, the rate hike would take effect shortly after the commission makes a final decision.

“A grant of cash relief is appropriate in view of the serious concerns regarding energy markets,” said Lisa Steel, assistant director for staff’s energy division. “Most importantly, the company is not financially prepared for another crisis. Other factors, such as the chilling effect of Enron’s collapse on some credit markets, a recessionary economic climate, and the impact failure to grant relief could have on perception of regulatory support of Washington’s investor-owned utilities, also support a grant of relief.”

Although utilities staff agreed that Puget should receive a $42 million interim-rate hike, they also had suggestions for the company to help relieve its deteriorating financial condition. Some recommendations are: issue new common stock, defer capital expenditures or reduce its dividend. PSE requested $170 million to recover all excess power-supply costs for the first 10 months of this year. Staff’s recommendation looked at the overall financial condition of the company, not just power-supply costs.

“PSE’s proposal is ‘single-issue’ ratemaking,” said Merton Lott, a staff energy analyst. “It has identified one cost that the company claims is not being fully recovered in today’s rates while ignoring other costs that have declined. The determination of any need for interim rate relief should not be directly tied to any one specific cost occurrence, but rather, it should attempt to maintain the company’s overall financial viability.”

If the commission approves the staff’s position, PSE residential customers would see a rise of approximately $3 a month in their electricity bills. The current average PSE residential customer pays $58.50 for electricity each month and uses 1,000 kilowatts a month. Puget serves about 100,000 business customers. About 95 percent of them pay almost $135 a month now for electricity. If the staff’s proposal were adopted, PSE business customers would see a hike of $8.60 a month. The new rates would be in effect through Oct. 31.

The WUTC has scheduled a public meeting for 6:30 p.m. Thursday, Feb. 21 in the second-floor hearing room of the commission's headquarters, 1300 S. Evergreen Park Drive. S.W., Olympia. PSE customers, who are unable to attend the meeting, may send comments to the following email address: comments@wutc.wa.gov.

As of Jan. 29, the commission has received 394 comments from PSE stockholders and customers with 107 opposed and 287 in favor of the rate-increase proposal. Almost all of those supporting the increase are PSE shareholders.

The commission staff recommendation is one of 17 parties in the case. Environmental and low-income groups, large industrial users, the Public Counsel division of the Attorney General's Office, King County, The Kroger Co., AT&T Wireless, Seattle Times Co., Dept. of the Navy, Seattle Steam Co., the cities of Auburn, Bremerton, Des Moines, Federal Way, Kent, Redmond, Renton, SeaTac and Tukwila are some of the others who could file testimony today on Puget's interim rate-increase request.

Puget filed Dec. 3 for a 22 percent interim rate increase, asking for $170 million in additional revenues to cover excess power-supply costs the company projects between Jan. 1 and Oct. 31. The company is predicting it will pay more to buy power for its customers than the utility will recover under current rates or through electricity sales. PSE asked that the increase go into effect March 1 through Oct. 31 pending the outcome of the general rate proceeding. In the general rate case request, Puget is asking for a permanent 16.5 percent raise in electricity rates and 14.5 percent hike in natural-gas rates. The general rate increase includes a more thorough review of the company’s business operations.

The three-member commission is the state agency in charge of regulating the private, investor-owned electric and natural-gas utilities in Washington. It is the commission’s responsibility to ensure monopoly companies provide safe and reliable service to customers at reasonable rates, while allowing businesses the opportunity to earn a fair profit.

Bellevue-based Puget Sound Energy, the state’s largest electric utility, provides electrical service to 935,000 customers in eight Western Washington counties: King, Skagit, Island, Kitsap, Pierce, Jefferson, Thurston and Whatcom. PSE also serves Kittitas County in Eastern Washington.